UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)
April 30, 2004

355 Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation)	000-50413 (Commission File Number)	98-0407797 (IRS Employer ID No.)

711 N. 1st Ave.
Arcadia, California   91006
626-641-5620
(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

3650 SE Marine Dr.
Vancouver, British Columbia V5S 4R6
(Former name or former address, if changed since last report)

Item 1.   Changes in Control of Registrant

On April 30, 2004 (the "Effective Date"), pursuant to an agreement between 355, Inc., Scott Raleigh and Omni Consultants Limited ("Agreement"), Omni Consultants Limited purchased 95,000 shares and Alex Jen purchased 5,000 shares of 355, Inc. outstanding common stock for total consideration of $26,000. Mr. Jen is the principal shareholder of Omni Consultants Limited and therefore controls all shares held by this Company. The 100,000 shares purchased in this transaction represent all of the issued and outstanding common stock.

Pursuant to the terms of the Agreement, Scott Raleigh resigned from the Company's Board of Directors and Alex Jen was appointed to fill the vacancy on the Board of Directors of the Company. In addition, Scott Raleigh resigned as President and Chief Executive Officer of 355, Inc., and Alex Jen was appointed as President, Chief Executive Officer and Chief Financial Officer of 355, Inc.

The following table sets forth information regarding the beneficial ownership of the shares of the Common Stock on May 10, 2004, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's outstanding shares of Common Stock, (ii) each director of the Company, (iii) the executive officers of the Company, and (iv) by all directors and executive officers of the Company as a group, prior to and upon completion of this Offering. Each person named in the table, has sole voting and investment power with respect to all shares shown as beneficially owned by such person and can be contacted at the address of the Company.

TITLE OF CLASS	NAME OF BENEFICIAL OWNER	SHARES OF COMMON STOCK	PERCENT OF CLASS
5% STOCKHOLDERS

Common	Omni Consultants Limited (1)	95,000	95%

Common	Alex Jen	5,000	5%

(1) Alex Jen is the principal shareholder of Omni Consultants Limited and therefore has full control of our outstanding common stock.

DIRECTORS AND NAMED EXECUTIVE OFFICERS

Common	Alex Jen (1)	5,000	5%

DIRECTORS AND OFFICERS AS A GROUP		5,000	5%

(1) Alex Jen is the principal shareholder of Omni Consultants Limited, which owns 95% of the shares of 355, Inc.

The following is a biographical summary of the directors and officers of the Company:

Alex Jen

Alex Jen, Ph.D. is the President and CFO of Omni Consultants Limited. He has extensive experiences in the development, manufacturing and marketing of new products in the pharmaceutical, consumer chemicals, foods, and electronic industries. He has held various positions at FMC Corporation, Abbott Laboratories, Proctor and Gamble Company, the Clorox Company and Fortron/Source Corporation in US and China. Dr. Jen received his Ph.D. in chemical engineering from the University of Massachusetts at Amherst in 1968.

7.     Financial Statements and Exhibits

(a)	None
(b)	None
(c)	Exhibits

Number	Exhibit

10.1	Stock Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

355, INC.

By:	/s/ Alex Jen
Alex Jen President

May 11, 2004